Exhibit 4.7

FORM 51-102F3

MATERIAL CHANGE REPORT

Item 1	Name and Address of Company

Anfield Energy Inc. (“Anfield”)

4390 Grange Street, Suite 2005

Burnaby, B.C. V5H 1P6

Item 2	Date of Material Change

January 15, 2025

Item 3	News Release

A news release announcing the material change described herein was disseminated on January 15, 2025, through the services of Cision PR Newswire and was subsequently filed on the System for Electronic Document Analysis and Retrieval (“SEDAR+”) at www.sedarplus.ca.

Item 4	Summary of Material Change

On January 15, 2025, Anfield closed the equity portion of its previously announced financing whereby Uranium Energy Corp. (“UEC”) has acquired 107,142,857 shares of Anfield (the “Shares”) at a price of C$0.14 per Share for gross proceeds of C$15 million (the “Equity Financing”).

Following completion of the Equity Financing, and together with securities of Anfield already held by UEC, UEC held 203,415,775 common shares and 96,272,918 share purchase warrants of Anfield in aggregate. In connection with the Equity Financing, UEC has provided an undertaking to both the Company and the TSXV not to exercise such number of its warrants held to the extent that, upon exercise thereof, it would cause UEC to become a control person (as defined in the policies of the TSXV) without written approval of the TSXV, including any disinterested Anfield shareholder approval as may be required by the TSXV.

Item 5.1	Full Description of Material Change

On January 15, 2025, Anfield closed the equity portion of its previously announced financing whereby UEC has acquired 107,142,857 Shares at a price of C$0.14 per Share for gross proceeds of C$15 million.

The Shares issued under the Equity Financing are subject to a hold period in Canada expiring four months and one day from the date of issuance. No finder’s fees were payable in connection with the Equity Financing.

Following completion of the Equity Financing, UEC owns 203,415,775 common shares and 96,272,918 share purchase warrants of Anfield in aggregate,

representing 17.8% of Anfield on an outstanding basis and 24.2% on a partially diluted basis. UEC has provided an undertaking to both the Company and the TSXV not to exercise such number of its warrants held to the extent that, upon exercise thereof, it would cause UEC to become a control person (as defined in the policies of the TSXV) without written approval of the TSXV, including any disinterested Anfield shareholder approval as may be required by the TSXV.

The Equity Financing remains subject to final approval of the TSXV.

Funds raised in the Equity Financing will be used to: 1) advance the reactivation plan for the Shootaring Canyon Mill; 2) advance the Plan of Operations for the Velvet- Wood mine; 3) potentially seek out mine permits for certain DOE leases; 4) add key personnel to facilitate the advancement of both mines and mill; and 5) general corporate purposes, including the pursuit of a listing on a US stock exchange.

Item 5.2	Disclosure for Restructuring Transactions

Not applicable.

Item 6	Reliance on subsection 7.1(2) of National Instrument 51-102

Not applicable.

Item 7	Omitted Information

Not applicable.

Item 8	Executive Officer

Laara Shaffer, Chief Financial Officer

Tel: 604 669-5762

Item 9	Date of Report

January 24, 2025

Cautionary Note Regarding Forward-Looking Information

This material change report contains “forward-looking information” within the meaning of applicable Canadian securities legislation. “Forward-looking information” includes, but is not limited to, statements with respect to the activities, events or developments that the Company expects or anticipates will or may occur in the future, including the anticipated use of proceeds from the Equity Financing, the receipt of regulatory approvals with respect to the Equity Financing and the intention to pursue a listing on a US stock exchange.

Generally, but not always, forward-looking information and statements can be identified by the use of words such as “plans”, “expects”, “is expected”, “budget”, “scheduled”, “estimates”, “forecasts”,

“intends”, “anticipates”, or “believes” or the negative connotation thereof or variations of such words and phrases or state that certain actions, events or results “may”, “could”, “would”, “might” or “will be taken”, “occur” or “be achieved” or the negative connation thereof.

Such forward-looking information and statements are based on numerous assumptions, including among others, that the Company will use the proceeds of the Equity Financing as currently anticipated; that the Company will receive regulatory approval with respect to the Equity Financing; and that the Company will be able to pursue a listing on a US stock exchange. Although the assumptions made by the Company in providing forward-looking information or making forward- looking statements are considered reasonable by management at the time, there can be no assurance that such assumptions will prove to be accurate.

There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from the Company’s plans or expectations include the risk that the Company may not use the proceeds of the Equity Financing as currently anticipated; that the Company may not receive regulatory approval with respect to the Equity Financing; the risk that the Company may not have the resources, or may otherwise be unable to pursue a listing on a US stock exchange; risks relating to the actual results of the Company’s operational activities, fluctuating commodity prices, availability of capital and financing, general economic, market or business conditions, regulatory changes, timeliness of government or regulatory approvals and other risks detailed herein and from time to time in the filings made by the Company with securities regulators.

Although the Company has attempted to identify important factors that could cause actual results to differ materially from those contained in the forward-looking information or implied by forward- looking information, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that forward-looking information and statements will prove to be accurate, as actual results and future events could differ materially from those anticipated, estimated or intended. Accordingly, readers should not place undue reliance on forward-looking statements or information.

The Company expressly disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise except as otherwise required by applicable securities legislation. We seek safe harbor.